Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "RICI LINKED - PAM ADVISORS FUND, LLC", FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 2006, AT 2:47 O'CLOCK P.M.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4229468 8100

AUTHENTICATION: 5087535

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:58 PM 10/03/2006
FILED 02:47 PM 10/03/2006
SRV 060909274 - 4229468 FILE

CERTIFICATE OF FORMATION

OF

RICI® LINKED - PAM ADVISORS FUND, LLC

This Certificate of Formation of RICI® Linked - PAM Advisors Fund, LLC, dated as of September 26, 2006, is being duly executed and filed by Walter Thomas Price III, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company is RICI® Linked - PAM Advisors Fund, LLC.

SECOND. The address of the registered office of the limited liability company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the limited liability company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH: Pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act, the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular series of the limited liability company, whether such series is now authorized and existing pursuant to the Limited Liability Company Agreement of the limited liability company or is hereafter authorized and existing pursuant to said Limited Liability Company Agreement, shall be enforceable against the assets associated with that particular series only, and not against the assets associated with any other series of the limited liability company (or against the assets of the limited liability company generally), and, subject to the terms of said Limited Liability Company Agreement, none of the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of that particular series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Walter Thomas Price III
Authorized Person

CHI 3528432v.1